Old Point Releases Third Quarter 2013 Results

• Net loans increase $9.4 million year-to-date
• Net income rises to $3.0 million year-to-date
• Asset quality continues to improve
• Year-to-date noninterest expense decreases $2.2 million

October 28, 2013 Hampton, VA                                                                Old Point Financial Corporation (NASDAQ "OPOF") reported an increase of 5.80% in net income for the nine months ended September 30, 2013 compared to the same period in 2012. Net income for the first three quarters of 2012 and 2013, respectively, was $2.8 million ($0.56 per diluted share) and $3.0 million ($0.60 per diluted share). For the quarter ended September 30, 2013, net income was $1.0 million, or $0.21 per diluted share, down $37 thousand from the same period of 2012.

In the third quarter of 2012, income from bank-owned life insurance was significantly impacted by the receipt of $475 thousand in proceeds from the death benefit on an insured former officer. Income before insurance death benefit, securities gains and losses, and taxes was higher in the three and nine months ended September 30, 2013 than in the comparable periods of 2012, by $1.2 million and $2.4 million respectively. Lower provision for loan losses and lower noninterest expense contributed to this improved profitability. Continued improvement in asset quality, as evidenced by lower charge-offs in the first nine months of 2013 when compared to the first nine months of 2012, allowed management to reduce the provision.

Noninterest income for both the three and nine months ended September 30, 2013 was down when compared to the same periods in 2012, due to income on bank-owned life insurance and gains and losses on the sales of securities. During the three and nine months ended September 30, 2012, Old Point sold securities for a pre-tax gain of $620 thousand and $1.7 million, respectively. In comparison, $5 thousand and $21 thousand of losses on sales of securities were recognized during the comparable periods in 2013. The securities sold during 2013 were sold as part of a plan to reduce the portfolio’s susceptibility to interest rate risk.

Other areas of noninterest income increased during the three and nine months ended September 30, 2013 over the comparable periods in 2012. The largest increases were in the categories of income from fiduciary activities and income from Old Point Mortgage. Accounts managed by Old Point Trust are assessed fees based on the market value of the account’s assets; improvements in the equities markets led to higher asset values and thus higher fee income. Income from Old Point Mortgage increased due to the adoption of fair value accounting.

Offsetting the overall decline in noninterest income, most categories of noninterest expense deceased between 2012 and 2013 in both the three and nine months ended September 30. The largest decrease was seen in salaries and employee benefits. In 2012, Old Point made early retirement offers to eligible employees, which elevated salaries and benefits expenses in that year while reducing expenses in subsequent years. Losses on sales and write-downs of foreclosed assets also decreased significantly between 2012 and 2013. As real estate market values have recovered, Old Point has been able to sell foreclosed assets for amounts closer to their book value, in addition to reducing write-downs on properties still held.

Assets as of September 30, 2013 were $876.6 million, a decrease of $30.9 million, or 3.41%, compared to assets as of December 31, 2012. Net loans increased $9.4 million, from $463.8 million at December 31, 2012 to $473.2 million at September 30, 2013. In the third quarter of 2013, loan demand continued to increase, but until loan demand recovers significantly, Old Point will likely continue to manage the interest margin by allowing higher cost funds, such as time deposits, to decrease. High-cost time deposits decreased $38.0 million between December 31, 2012 and September 30, 2013, while low-cost funds increased $15.0 million in the same time period.

In 2013, Old Point has focused on diversifying income and reducing expenses. To this end, the Trust company recently acquired Penact, a company that provides valuation services for retirement plans, to complement its existing product offerings. As part of the effort to reduce expenses, the Bank has consolidated three of its branches in 2013. In each case, the market area was also served by another, newer Old Point branch. With more customers taking advantage of Old Point’s online and mobile banking services, these branches could be consolidated without affecting customer service.

As a community bank, we believe that to succeed, the community around us must thrive. Old Point National Bank supports more than 300 organizations through sponsorships and charitable donations. Approximately 31% of our giving is earmarked for education, 27% for community development, 26% for arts & culture, and 16% for health & wellness. Additionally in 2013, Old Point National Bank was awarded the following accomplishments: the Velocity Award for volunteerism in Hampton Roads, Best Places to Work in Virginia, Best Places to Work In Hampton Roads, Best Banks to Work For, Best Bank and Best Mortgage Company in the Daily Press CHOICE Awards, Best Financial Institution and Best Mortgage Company in the Virginian Pilot’s Best of Hampton Roads, Best Bank in Hampton Roads Magazine’s Best of the 757, Best Financial Institution in the Virginia Gazette’s Best in Williamsburg, Business of the Year from the United Way of Greater Williamsburg, and many other corporate and individual awards.

In addition, Old Point received an outstanding rating from the OCC during our Community Reinvestment Act performance evaluation. For more information about our commitment to the community, pick up a copy of Old Point’s Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Net interest margin (NIM) for the first nine months of 2013 was 3.18%, compared to 3.47% for the first nine months of 2012.
Non-Performing Assets (NPAs) as of September 30, 2013 were $16.8 million, down from $18.3 million on September 30, 2012. These numbers do not include restructured loans that are performing in accordance with their modified terms.
Allowance for Loan and Lease Losses (ALLL) as of September 30, 2013 and September 30, 2012 was 1.45% and 1.58% of total loans, respectively.
Net loans charged off as a percent of total loans were 0.32% on an annualized basis for the nine months ended September 30, 2013, compared to 0.91% in for the same period in 2012.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2012. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Non-GAAP Financial Measure. The financial measure income before insurance death benefit, securities gains and losses, and taxes is determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This non-GAAP financial measure should not be viewed as a substitute for operating results determined in accordance with GAAP. An item which management excludes when computing non-GAAP performance measures can be of substantial importance to the corporation’s results for any particular quarter or year. The corporation’s non-GAAP performance measure is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. Management believes that income before insurance death benefit, securities gains and losses, and taxes provides useful information regarding the results of core operations of Old Point Financial Corporation.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	September 30,	December 31,
	2013	2012
	(unaudited)
Assets

Cash and due from banks	$15,527	$15,982
Interest-bearing due from banks	49,256	24,732
Federal funds sold	1,931	1,603
Cash and cash equivalents	66,714	42,317
Securities available-for-sale, at fair value	158,147	329,456
Securities held-to-maturity (fair value approximates $94,838 and $574)	93,819	570
Restricted securities	2,378	2,562
Loans, net of allowance for loan losses of $6,980 and $7,324	473,187	463,809
Premises and equipment, net	38,464	32,528
Bank owned life insurance	22,472	21,824
Foreclosed assets, net of valuation allowance of $1,717 and $1,870	6,888	6,574
Other assets	14,488	7,859
Total assets	$876,557	$907,499

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$180,462	$176,740
Savings deposits	279,578	268,253
Time deposits	270,784	308,823
Total deposits	730,824	753,816
Overnight repurchase agreements	37,020	35,946
Term repurchase agreements	411	1,280
Federal Home Loan Bank advances	25,000	25,000
Accrued expenses and other liabilities	3,145	2,157
Total liabilities	796,400	818,199

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,392
Retained earnings	50,465	48,305
Accumulated other comprehensive income (loss)	(11,495)	(192)
Total stockholders' equity	80,157	89,300
Total liabilities and stockholders' equity	$876,557	$907,499

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$5,884	$6,495	$17,783	$20,313
Interest on due from banks	36	17	69	43
Interest on federal funds sold	0	0	1	1
Interest on securities:
Taxable	949	1,229	3,526	3,830
Tax-exempt	369	202	921	444
Dividends and interest on all other securities	25	15	69	61
Total interest and dividend income	7,263	7,958	22,369	24,692

Interest Expense:
Interest on savings deposits	71	95	227	283
Interest on time deposits	757	971	2,407	2,910
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	7	10	26	42
Interest on Federal Home Loan Bank advances	309	338	916	1,188
Total interest expense	1,144	1,414	3,576	4,423
Net interest income	6,119	6,544	18,793	20,269
Provision for loan losses	300	750	800	1,950
Net interest income, after provision for loan losses	5,819	5,794	17,993	18,319

Noninterest Income:
Income from fiduciary activities	869	777	2,634	2,396
Service charges on deposit accounts	1,082	1,050	3,115	3,153
Other service charges, commissions and fees	881	854	2,651	2,531
Income from bank-owned life insurance	215	694	647	1,143
Income from Old Point Mortgage	99	51	403	176
Gain (loss) on sale of available-for-sale securities, net	(5)	620	(26)	1,704
Other operating income	56	60	170	151
Total noninterest income	3,197	4,106	9,594	11,254

Noninterest Expense:
Salaries and employee benefits	4,554	5,260	14,281	15,440
Occupancy and equipment	1,098	1,111	3,289	3,274
Data processing	413	449	1,247	1,223
FDIC insurance	172	284	529	851
Customer development	186	189	597	596
Legal and audit expense	156	174	391	583
Other outside service fees	113	136	322	429
Employee professional development	143	126	455	456
Postage and courier expense	120	118	363	361
Advertising	53	139	300	430
Stationery and supplies	111	117	327	335
Bad checks and other losses	107	103	247	240
Capital stock tax	105	61	297	185
Loss on write-down/sale of foreclosed assets	65	100	269	737
Other operating expense	380	386	1,137	1,108
Total noninterest expense	7,776	8,753	24,051	26,248
Income before income taxes	1,240	1,147	3,536	3,325
Income tax expense	203	73	583	534
Net income	$1,037	$1,074	$2,953	$2,791

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.21	$0.22	$0.60	$0.56

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,959,009	4,959,009	4,959,009
Net income per share of common stock	$0.21	$0.22	$0.60	$0.56

Cash Dividends Declared	$0.06	$0.05	$0.16	$0.15

Old Point Financial Corporation and Subsidiaries
Selected Ratios	September 30,	June 30,	December 31	September 30,
	2013	2013	2012	2012
Net Interest Margin Year-to-Date	3.18%	3.19%	3.40%	3.47%
NPAs/Total Assets	1.92%	1.86%	1.95%	2.06%
Annualized Net Charge Offs/Total Loans	0.32%	0.22%	0.76%	0.91%
Allowance for Loan Losses/Total Loans	1.45%	1.55%	1.55%	1.58%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$9,901	$9,243	$10,632	$10,901
Loans > 90 days past due, but still accruing interest	18	296	447	257
Non-Performing Restructured Loans	0	0	0	253
Foreclosed Assets	6,888	6,559	6,574	6,842
Total Non-Performing Assets	$16,807	$16,098	$17,653	$18,253

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$1,144	$528	$3,574	$3,147
Year-to-Date Average Loans	$466,801	$462,759	$478,220	$482,014
Year-to-Date Average Assets	$883,153	$889,368	$869,436	$862,242
Year-to-Date Average Earning Assets	$807,691	$812,646	$801,012	$790,519
Year-to-Date Average Deposits	$738,659	$741,326	$718,802	$710,865
Year-to-Date Average Equity	$85,824	$88,421	$87,912	$87,357